EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 10th of November, 2014 (the “Commencement Date”), among Merchants Bank, a Vermont chartered bank (the “Bank”), and Thomas Meshako (the “Executive”).

1. Employment.

(a) Position and Duties.  The Executive shall serve as Senior Vice President and Chief Financial Officer of the Bank and shall have supervision and control over and responsibility for the day‑to‑day business and affairs of the Bank and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Bank, the Chief Executive Officer of the Bank (the “CEO”) or other authorized executive.  The Executive shall devote her full working time and efforts to the business and affairs of the Bank.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of her duties to the Bank as provided in this Agreement.

2. Compensation and Related Matters.

(a) Base Salary.  The Executive’s annual base salary shall be $220,000.  The Executive’s base salary shall be reviewed annually and adjusted at the discretion of the Bank’s Board of Directors.  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Bank’s usual payroll practices for senior executives.

(b) Incentive Compensation.  The Executive shall be eligible to receive an annual cash incentive compensation in an amount determined in accordance with the terms of the annual incentive plan adopted by the Bank’s Board of Directors from time to time.  Such bonus, if any, shall relate to the performance of the Bank and Merchants Bancshares, Inc., a Delaware corporation (the “Corporation” and collectively with the Bank, the “Corporations”) over a calendar year (a “Bonus Year”) and if awarded shall be paid in the calendar year following the Bonus Year to which it relates.

(c) Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Bank for its senior executive officers.

(d) Other Benefits.  The Executive shall be entitled to continue to participate in or receive benefits as the Bank generally provides to its senior executive employees, including without limitation, life, health and disability insurance, vacation and sick pay, and retirement benefits.

(e) Vacations.  The Executive shall be entitled to accrue up to five (5) weeks paid vacation in each year, which shall be accrued ratably.  The Executive shall also be entitled to all paid holidays given by the Bank to its executives.

(f) Equity Grants.  The Executive may receive equity grants which may be in the form of shares of restricted common stock of Merchants Bancshares, Inc. and/or options to buy shares of common stock of Merchants Bancshares, Inc.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a) Death. The Executive’s employment hereunder shall terminate upon her death.

(b) Disability.  The Bank may terminate the Executive’s employment if she is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Bank shall, submit to the Bank a certification in reasonable detail by a physician selected by the Bank to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Bank’s determination of such issue shall be binding on the Executive.  Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Bank for Cause.  The Bank may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean:  (i) fraud, embezzlement or other misappropriation by the Executive of funds, property or rights of the Bank; (ii) conviction of the Executive, by plea or otherwise, of any felony, or of any misdemeanor, if such misdemeanor involves a crime of theft, trust or dishonesty; (iii) any gross misconduct by the Executive that is injurious in any material respect to the Bank; (iv) the Executive’s failure to perform in any material respect any of her material obligations under this Agreement; or (v) a breach of the Executive’s fiduciary duties as an employee of the Bank, including a breach of any of the provisions contained in Section 7 of this Agreement; provided, however, that “Cause” shall not be deemed to exist under clauses (iii), (iv) or (v) unless the Bank shall have given notice to the Executive specifying in reasonable detail the Executive’s acts or omissions that the Bank alleges would constitute Cause and the Executive fails to rescind any such act or cure any such omission within 15 days after delivery of the notice.

(d) Termination Without Cause.  The Bank may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Bank of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive.  The Executive may terminate her employment hereunder at any time for any reason, including but not limited to Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary for any reason other than in connection with the termination of the Executive’s employment hereunder; (iii) the Executive is required to be based in any specific location more than 50 miles from 275 Kennedy Drive, South Burlington, Vermont or (iv) the material breach of this Agreement by the Bank.  “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Bank in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Bank’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates her employment within 60 days after the end of the Cure Period.  If the Bank cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination.  Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Bank or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by her death, the date of her death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Bank with or without Cause under Section 3(c) or 3(d), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Bank, the Bank may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Bank for purposes of this Agreement.

4. Compensation Upon Termination.
(a) Termination Generally. If the Executive’s employment with the Bank is terminated for any reason, the Bank shall pay or provide to the Executive (or to her authorized 3 representative or estate) any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Bank (the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

(b) Termination by the Bank Without Cause or by the Executive with Good Reason.  If the Executive’s employment is terminated by the Bank without Cause as provided in Section 3(d), or the Executive terminates her employment for Good Reason as provided in Section 3(e), then the Bank shall, through the Date of Termination, pay the Executive her Accrued Benefit.  In addition, subject to the Executive signing a general release of claims in favor of the Bank and related persons and entities in a form and manner satisfactory to the Bank (the “Release”) within the 45-day period following the Date of Termination and the expiration of the seven-day revocation period for the Release, the Bank shall pay the Executive an amount equal to two times the Executive’s Base Salary (the “Severance Amount”).  The Severance Amount shall be paid out in substantially equal installments in accordance with the Bank’s payroll practice over 24 months, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall commence to be paid in the second calendar year.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment.  Notwithstanding the foregoing, if the Executive breaches or chooses not to be bound by any of the provisions contained in Section 7 of this Agreement, all payments of the Severance Amount shall immediately cease and shall not be payable.

(c) No Duty to Mitigate. The Executive will not be required to mitigate the amount of any compensation provided for in Section 4(b), by seeking other employment or otherwise.
5. Change in Control Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Corporations to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.  In such event, the Severance Payments shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b) For the purposes of this Section 5, “Threshold Amount” shall mean two times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(c) The determination of the reduction provided in Section 5 shall be made by a nationally recognized accounting firm selected by the Corporations (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Bank or the Executive.  For purposes of this determination, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Corporations and the Executive.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Corporations determine that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Bank or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Bank makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information, Noncompetition, Nonsolicitation and Cooperation.

(a) Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Corporations which is of value to the Corporations in the course of conducting their business and the disclosure of which could result in a competitive or other disadvantage to the Corporations.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know‑how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Corporations.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment.  Confidential Information also includes the confidential information of others with which the Corporations have a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b) Confidentiality.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Corporations with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Bank and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Corporations, except as may be necessary in the ordinary course of performing the Executive’s duties to the Bank.

(c) Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Corporations or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Corporations.  The Executive will return to the Corporations all such materials and property as and when requested by the Corporations.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Noncompetition and Nonsolicitation.  During the Executive’s employment with the Bank and for the period that the Executive is entitled to receive severance under Section 4(b), the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Corporations (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Bank); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Corporations.  The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Corporations’ interest in their Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.  If the Executive chooses not to be bound by the provision of this Section 7(d), then no severance shall be payable under Section 4(b).  For purposes of this Agreement, the term “Competing Business” shall mean any financial institution with an office within a 50-mile radius of any office of the Corporations.  Notwithstanding the foregoing, (1) the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and (2) the provision of this Section 7(d) shall not apply if the Executive’s employment is terminated within two (2) years after a Change in Control of either the Bank or the Corporation.  A “Change in Control” of either the Bank or the Corporation shall be deemed to occur upon the consummation of (i) any consolidation or merger of the Bank or the Corporation or other transaction where the shareholders of the Bank or the Corporation, immediately prior to the consolidation, merger or other transaction, would not, immediately after the consolidation, merger or other transaction, beneficially own (as such term is defined in Rule 13d-3 of the Exchange Act of 1934, as amended), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the entity issuing cash or securities in the consolidation, merger or other transaction, or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated by or arranged by any party as a single plan) of all or substantially all of the assets of the Bank or Corporation.

(e) Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Bank that the Executive’s execution of this Agreement, the Executive’s employment with the Bank and the performance of the Executive’s proposed duties for the Bank will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Bank, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Bank any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Corporations in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporations which relate to events or occurrences that transpired while the Executive was employed by the Bank.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Corporations at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Corporations in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Bank.  The Corporations shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(g) Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Corporations which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Corporations shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Corporations.

8. Indemnification.  In accordance with the limits set forth in the Vermont Business Corporations Law and Delaware General Corporations Law, as applicable, the Corporations shall indemnify the Executive as provided by the Articles of Association and Bylaws.

9. Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement.

10. Withholding. All payments made by the Bank to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Bank under applicable law.

11. Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after her termination of employment but prior to the completion by the Bank of all payments due her under this Agreement, the Bank shall continue such payments to the Executive’s beneficiary designated in writing to the Bank prior to her death (or to her estate, if the Executive fails to make such designation).

12. Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13. Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Bank or, in the case of the Bank, at its main offices, attention of the Board.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Bank.

17. Governing Law.  This is a Vermont contract and shall be construed under and be governed in all respects by the laws of the State of Vermont, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

18. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19. Successor to Bank.  The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank expressly to assume and agree to perform this Agreement to the same extent that the Bank would be required to perform it if no succession had taken place.  Failure of the Bank to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement this 10th day of November, 2014, effective as of the date and year first above written.

MERCHANTS BANK

By: /s/ Raymond C. Pecor, Jr.
Its: Chair, Board of Directors

/s/ Thomas J. Meshako
Thomas J. Meshako